EXHIBIT 10.7

RESEARCH AGREEMENT/ cGMP MANUFACTURING

This agreement is entered into by and between KP Pharmaceutical Technology, Inc., 1212 Rappel Drive, Bloomington 47404 hereinafter called “Research Organization”, and Corcept Therapeutics Incorporated a corporation with its principal office and place of business at 275 Middlefield Road, Suite A, Menlo Park, CA 94025, hereinafter called “Sponsor”.

WITNESSETH

WHEREAS, The research/development program contemplated by this Agreement is of mutual interest and benefit to the Research Organization and to the Sponsor,

WHEREAS, a Proposal entitled: COST ESTIMATE FOR DEVELOPMENT, MANUFACTURING AND TESTING OF C-1073 FILM COATED TABLETS (300 mg) FOR USE IN HUMANS attached hereto has been written which will guide the performance of this Agreement and the Research Organization agrees it is fully able to perform the research program in a professional, competent manner with strict adherence to its terms, and the Research Organization will utilize its best efforts to do so,

WHEREAS, The Sponsor wishes to develop a tablet suitable for commercial sale with Research Organization and Research Organization wishes to supply the tablets to Sponsor on commercially reasonable terms.

NOW THEREFORE, the parties hereto agree as follows:

1.	SCOPE OF WORK: The Research Organization shall exercise its best efforts to carry out the research set forth in the attached Proposal (“Research”) and Cost Estimate (and terms). Project Number: KP02011R dated February 11, 2002 and consisting of pages 5 to 8.

2.	TERM OF AGREEMENT: This Agreement shall be effective for a period of 3 (three) years from the date of signing. The effective period may be extended by mutual written agreement. Research Organization undertakes to manufacture tablets for Sponsor on commercially reasonable terms upon the regulatory approval of tablets manufactured by Research Organization.

3.	REGULATORY COMPLIANCE: The Research Organization will be responsible for the above entitled project to be developed, manufactured and tested in compliance with cGMP regulations, all applicable local, state, and federal laws and regulations and in accordance with applicable Research Organization policies. The Research Organization shall retain all records resulting from the Research for the time required by applicable federal regulations (the Sponsor will notify the Research Organization of the FDA Application filing and approval status), and to allow for sponsor (or sponsor’s representative) and FDA inspection of all such records.

4.	RECORDKEEPING, REPORTING AND ACCESS:

4.1 The Sponsor’s authorized representative(s), and regulatory authorities to the extent required by law, may, during regular business hours, arrange in advance with the Research Organization to:

(a) examine and inspect the Research Organization’s facilities and operations required for performance of the Research; and

(b) inspect and copy all data and work products relating to the Research.

4.2 Research Organization shall cooperate with any regulatory authority and allow them access to applicable facilities, records and data.

4.3 The Research Organization shall perform the following record keeping and reporting obligations in a timely fashion:

(a) preparation and maintenance of complete, accurately written records, accounts, notes, reports and data of the Research; and

(b) reports will be delivered to Sponsor by Research Organization in a timely manner throughout the performance of the research/development; and

(c) a final written report (“Final Report”) including a complete summary of research/development activity will be submitted to the Sponsor.

5.	OWNERSHIP OF MATERIALS AND INFORMATION:

5.1 All data, information, reports, any and all related documentation, all inventions, discoveries, formulae, procedures, any other intellectual property, and any improvements thereto, whether patentable or not, which result or evolve as a result of the services performed hereunder by Research Organization for Sponsor (“Inventions”) shall be and remain the sole and exclusive property of Sponsor if related to the materials provided to Research Organization by Sponsor.

5.2 Any Invention made, developed or discovered solely by Research Organization that constitutes an invention, improvement or other intellectual property relating to drug delivery technology, formulation, analysis or manufacturing process of pharmaceutical products shall be and remain the property of Research Organization, and

Research Organization hereby grants to Sponsor a royalty free, exclusive license to develop, use, manufacture and sell such invention in connection with the development, use manufacture and sale of the materials provided to Research Organization by Sponsor.

6.	INDEMNIFICATION:

6.1 Sponsor shall defend, indemnify and hold harmless the Research Organization its stockholders, directors, officers, employees and agents from any and all liabilities, claims, actions or suits for (i) personal injury or death arising out of or in connection with the administration or use of the Research study drug(s) which are manufactured by Research Organization, (ii) negligence or willful misconduct in advertising, labeling, or improper handling and storage by any person other than Research Organization, (iii) any specifications provided by Sponsor that are incorrect or do not meet FDA approved specifications, or other instructions given by Sponsor in connection with any materials provided to Research Organization by Sponsor or Research Organization’s services provided hereunder, (iv) any misrepresentation by Sponsor or breach by Sponsor of any covenant or agreement hereunder or (v) patent infringement relating to any materials provided to Research Organization by Sponsor or Research Organization’s services provided hereunder to the extent that such infringement does not arise as a result of a breach of any representation or warranty of Research Organization hereunder, provided however:

(a) that such injuries or violations are not the result of Research Organization’s negligence or willful misconduct in performing the services hereunder, the violation of any applicable government law, rule or regulation, or the breach of any covenant or agreement hereunder;

(b) that the Research Organization notifies the Sponsor immediately of the claim or lawsuit;

(c) that the Research Organization reasonably cooperates with the Sponsor in its investigation and defense thereof; and

(d) that the Research Organization not settle or otherwise compromise such claim or lawsuit without the Sponsor’s prior written consent.

6.2 Deviations from the terms of the Proposal that may arise out of necessity will be considered compliance with the terms of the Proposal provided that Research Organization shall promptly notify Sponsor in writing of any such deviations, and shall remedy such deviations to assure that the objectives of the proposal are met.

6.3 Sponsor agrees that it will maintain an insurance policy at levels sufficient to support the indemnification obligations assumed herein. Upon request the Sponsor will provide evidence of its insurance and will provide to the Research Organization, thirty (30) days prior, written notice of cancellation of its coverage.

6.4 Sponsor warrants that it maintains a policy of insurance for product and general liability. Upon request by Research Organization, Sponsor shall provide evidence of its insurance and will provide to Sponsor thirty days prior written notice of any cancellation of its coverage.

6.5 Research Organization shall defend, indemnify and hold harmless the Sponsor its stockholders, directors, officers, employees and agents from any and all liabilities, claims, actions or suits for (i) any negligence or willful misconduct of Research Organization in performing the services hereunder, (ii) any misrepresentation by Research Organization or breach by Research Organization of any covenant or agreement hereunder, or (iii) any claim asserted by a third party that Research Organization in performing the services hereunder has infringed or misappropriated any proprietary or confidential information or intellectual property rights of such third party, except as relate to any materials, specifications or instructions provided to Research Organization by Sponsor.

6.6 The indemnifying party shall provide a diligent defense against any settlement of any claims brought or actions filed with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully or wrongfully brought or filed. The indemnified party shall not settle any claims without the indemnifying party’s prior written consent, which consent may not be unreasonably withheld.

6.7 In no event shall either party be liable to the other for consequential or indirect damages, including without limitation lost profits or revenues.

7.	TERMINATION:

7.1 This Agreement may be terminated by either party, upon immediate notice, if any of the following conditions occur:

(a) if the authorization and approval to perform the Research in the United States is withdrawn by the U.S. Food and Drug Administration; or

(b) if either party fails to comply with any material term of the Agreement after receipt of written notice, with 30 day opportunity to cure, from the other party,

(c) the other party goes into bankruptcy or voluntary or involuntary dissolution, is declared insolvent, fails to pay its debts as they come due, makes an assignment for the benefit of creditors, becomes subject to proceedings under any bankruptcy, composition, insolvency or similar law, suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties, or otherwise ceases its business.

7.2 Upon the effective date of termination and unless terminated for cause by Sponsor, there shall be an accounting conducted by the Research Organization, subject to verification by the Sponsor. Within thirty (30) days after receipt of adequate documentation therefore, the Sponsor will make payment to the Research Organization for:

(a) all services properly rendered and moneys properly expended by the Research Organization until the date of termination not yet paid for; and

(b) reasonable non-cancelable obligations properly incurred for the Research by the Research Organization prior to the effective date of termination; unless the Sponsor objects to any charge, in which case, the parties shall use best efforts to expeditiously resolve any disagreement.

7.3 Upon the effective date of termination and unless terminated for cause by Research Organization, the Research Organization will credit or return to the Sponsor any funds not expended or obligated by the Research Organization in connection with the Research prior to the effective termination date of the notice of termination.

7.4 Immediately upon receipt of a notice of termination, the Research Organization shall cease conducting research procedures related to proposal.

7.5 Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination.

8.	DELIVERY OF UNUSED MATERIAL: Upon termination or completion of the Research, all unused compounds, drugs, equipment, whether or not completed, and other related materials that were furnished to the Research Organization by or on behalf of the Sponsor shall be returned to the Sponsor at the Sponsor’s expense.

9.	ARBITRATION: All disputes between Research Organization and Sponsor arising from their dealings under this Agreement (either during or after the term of this Agreement) shall be settled by binding Arbitration in the State of Delaware, under the rules of the American Arbitration Association.

10.	APPLICABLE LAW: This Agreement shall be governed by the laws of the state of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

RESEARCH ORGANIZATION KP Pharmaceutical Technology, Inc. 1212 Rappel Drive Bloomington, IN 47404	SPONSOR Corcept Therapeutics Incorporated 275 Middlefield Road, Suite A, Menlo Park, CA 94025

/s/ R. S. Matharu	/s/ Robert Roe

Rajinder S. Matharu, Ph.D. President & CEO 02/11/02	Robert Roe, M.D President 12 February, 2002